EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated July 15, 2022 relating to the audit of the consolidated financial statements of MMEX Resources Corporation for the years ended April 30, 2022 and 2021 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

September 30, 2022